Exhibit 99.1

The following is certain information about Energy XXI (Bermuda) Limited, Energy XXI Gulf Coast, Inc. and certain oil and natural gas properties of Pogo Producing Company.

•    •    •    •    •

As used herein, we use the following terms for ease of reference, unless stated otherwise or it is otherwise evident from the context:

•	the “Company,” “Energy XXI,” “we,” “us,” or “our” refer to Energy XXI Gulf Coast, Inc., the issuer of the notes, and its subsidiaries on a consolidated basis;

•	“Parent” refers to Energy XXI (Bermuda) Limited (the ultimate parent of Energy XXI Gulf Coast, Inc.) only and not its subsidiaries; and

•

“Pogo” refers to Pogo Producing Company, from whom the Company is acquiring (the “Pogo Acquisition”) certain offshore oil and natural gas properties in the Gulf of Mexico (the “Pogo Properties”) pursuant to that certain Purchase and Sale Agreement entered into on April 24, 2007 (the “PSA”).

FINANCIAL AND RESERVE INFORMATION

Unless explicitly stated otherwise, the historical financial information and the pro forma financial information included herein, including relating to the assets the Company is acquiring from Pogo Producing Company, is unaudited and has not been examined, reviewed, compiled or audited by the Company’s independent public accountants. In addition, the pro forma financial information relating to the assets being acquired from Pogo Producing Company has not been prepared in accordance with Regulation S-X of the SEC and reflects various assumptions. When the Company prepares the audited financial information relating to the assets being acquired from Pogo Producing Company and the related pro forma financial information in compliance with Regulation S-X, the presentation of this financial information and the related pro forma financial information, including the assumptions used, may change materially from that presented herein.

Although the reserve data contained herein has been derived from the reserve reports prepared by our and Pogo’s independent petroleum engineers, those engineers have not examined, reviewed or audited this information. This reserve data was not prepared with a view toward compliance with published guidelines of the SEC, the American Institute of Certified Public Accountants, the Society of Petroleum Engineers, the World Petroleum Congress or any other regulatory or professional body or generally accepted accounting principles.

The Company

We are a Houston-based independent energy company engaged in the acquisition, development, exploration and production of oil and natural gas reserves in the United States Gulf Coast (the “Gulf Coast”) and the Gulf of Mexico. Our parent, Energy XXI (Bermuda) Limited (our “Parent”), completed a $300 million initial public offering of common stock and warrants on the Alternative Investment Market (“AIM”) of the London Stock Exchange in October 2005, and our Parent’s common stock currently trades on the AIM under the ticker EGY. On April 24, 2007, we entered into the PSA with Pogo to purchase the Pogo Properties for $419.5 million in cash, subject to adjustment as described below.

We operate geographically focused producing reserves and target the acquisition of oil and gas properties that lend themselves to an intensive exploitation program to significantly increase production and ultimate recovery of reserves, or that alternatively offer the potential for using reprocessed seismic data to identify previously overlooked exploration opportunities. Approximately two-thirds of our capital is currently spent on exploitation with the balance of our capital expenditures split between lower risk exploration opportunities and higher impact exploration plays. Since acquiring our largest field in April 2006, the South Timbalier 21 field, and employing our focused exploitation program, we have realized a 90% increase in daily production levels from inception to the month ended March 31, 2007. Production from this large legacy field is currently at a 21-year high. Our exploitation of this field has involved the drilling of 13 new wells and 10 workovers of existing wells through March 31, 2007. We have 19 remaining identified proven well opportunities in South Timbalier 21 and anticipate selectively employing our exploitation strategy to our other offshore assets.

Our high quality assets are located in mature and predictable fields. As of March 31, 2007, after giving effect to the Pogo Acquisition, we will operate or have an interest in 284 producing wells over 283,000 net acres in 73 fields. All of our properties are located on the Gulf Coast and in the Gulf of Mexico, with approximately 60% of our proved reserves being offshore. All of the Pogo Properties are located offshore. This concentration facilitates our ability to manage the operated fields efficiently, and our high number of wellbore locations provides significant diversification of our reserves. We believe managing our assets is a key strength, and we operate 79% of our properties. We utilize an exploitation strategy with respect to our offshore Gulf of Mexico assets to enhance production, from our existing reserve base, as evidenced by our success with the South Timbalier 21 field. In the Gulf Coast, our strategy is to acquire, merge and reprocess seismic data to identify previously overlooked exploration opportunities. We have a significant seismic database covering approximately 2,400 square miles from our existing operations. Through the exploration of our existing asset base, we have identified at least 109 development and exploration opportunities and anticipate drilling a total of 20 exploratory wells and 22 development wells during fiscal year 2007. We believe the Pogo Properties will lend themselves well to our aggressive exploitation strategy to increase production from mature legacy fields and will provide us extensive incremental exploration opportunities within our core geographic area.

We actively manage price risk and hedge a high percentage of our proved developing producing reserves to enhance revenue certainty and predictability. We intend to apply the same strategy with regard to the Pogo Properties. Assuming for illustrative purposes that our average daily production of 14,500 Boed during the March 2007 quarter remained constant throughout our 2008 and 2009 fiscal years, we would, as of March 31, 2007, have had hedges in place on 99% and 57% of such volume during those respective periods. Our disciplined hedging strategy provides substantial price protection so that our cash flow is largely driven by production results rather than commodity prices. This greater price certainty allows us to efficiently allocate our capital resources and minimize our operating cost.

Our exploration and production activities commenced in April 2006 upon our Parent’s acquisition of Marlin Energy Offshore, LLC and its affiliates (“Marlin”), and their Gulf of Mexico assets consisting of working interests in 30 oil and gas fields with 118 producing wells. In July 2006, we acquired additional oil and gas working interests in 15 onshore and inland water Louisiana Gulf Coast fields from affiliates of Castex Energy, Inc. (“Castex”). There are 49 producing wells in these fields we acquired from Castex. Pro forma for the acquisition of the Castex assets, our net proved reserve base totaled over 37.5 MMBoe as of June 30, 2006. Our average daily production for the three months ended March 31, 2007 was approximately 14,500 Boed, and we have averaged daily production for the first ten days of May 2007 in excess of 20,000 Boed. We generated Adjusted EBITDA of $162.5 million for the nine months ended March 31, 2007. On April 24, 2007, we entered into the PSA to acquire the Pogo Properties for $419.5 million in cash, subject to adjustment. The net proved reserve base of the Pogo Properties totaled 20.9 MMBoe as of December 31, 2006. We expect the Pogo Properties to add 7,400 Boed to our current production profile, not including the additional 1,500 Boed of production shut-in due to hurricane related damage, following an integration period and based on current operating assumptions.

We intend to grow our reserve base and increase production through strategic acquisitions of oil and natural gas properties, our drilling program and the further optimization of production.

Proved Reserves and Production Summary

The reserve reports associated with the properties we acquired in the Marlin and Castex acquisitions were prepared as of June 30, 2006 and the reserve report associated with the Pogo Properties was prepared as of December 31, 2006. Because these reserve reports were prepared on different dates, the proved reserves and PV-10 amounts set forth therein are not comparable to each other as they are calculated utilizing differing assumptions specific to the respective dates of these reports, including commodity prices. As such, we believe it is not meaningful to present, and therefore we have not presented herein, the combined or pro forma information of our properties and the Pogo Properties derived from these reserve reports.

	Energy XXI		Pogo Properties
Proved Reserve Summary:
Proved reserves	37.5 MMBoe	(1)	20.9 MMBoe	(2)
PV-10	$866 million	(1)	$540 million	(2)
Percentage oil and natural gas liquids	40%		70%
Percentage offshore	60%		100%

					Combined Energy XXI and Pogo Properties
Production Summary:
Average daily production(3)	14,500		6,400		20,900
Producing wells	167		117		284

(1)	Based on June 30, 2006 reserve reports completed by Netherland, Sewell and Associates, Inc. and Miller and Lents, Ltd. for the Marlin and Castex acquisitions, respectively. PV-10 utilizes oil prices of $70.75 per Bbl and gas prices of $6.09 per MMBtu. PV-10 amount is derived from standardized measure of discounted future net cash flows ($700 million).
(2)	Based on a December 31, 2006 reserve report completed by Ryder Scott Company, L.P. PV-10 utilizes oil prices of $57.75 per Bbl and gas prices of $5.64 per MMBtu.
(3)	Average Boed for the quarter ended March 31, 2007. As of the first ten days of May 2007, Energy XXI is producing in excess of 20,000 Boed. Average daily production for the Pogo Properties is based on March 31, 2007 lease operating statements provided to us by Pogo.

The Pogo Acquisition and Related Transactions

On April 24, 2007, we entered into the PSA to purchase the Pogo Properties for $419.5 million in cash. The purchase price will be adjusted to reflect revenues generated and capital expenditures on the properties between the effective date of the Pogo Acquisition of April 1, 2007 and the closing. The closing is expected to occur in early June 2007, and is subject to customary closing conditions.

The Pogo Properties include 28 fields producing approximately 6,400 Boed as of March 31, 2007, and with net proved reserves as of December 31, 2006 of approximately 20.9 MMBoe. Approximately 63% of the production and 70% of the reserves were oil for the quarter ended March 31, 2007 and as of December 31, 2006, respectively. Offshore leases included in the PSA total nearly 92,000 net acres.

We expect the Pogo Acquisition to:

•	add approximately 20.9 MMBoe to our proved reserves as of December 31, 2006;

•	add approximately 6,400 Boed to our average daily production as of March 31, 2007;

•	add approximately 92,000 acres to our net leasehold acreage;

•	immediately add over 44 identified drilling locations to our inventory; and

•	complement our reserve and production mix and exploitation strategy in the Gulf of Mexico.

In connection with the Pogo Acquisition, we are amending and restating our existing first lien revolving credit facility to, among other things, increase our credit commitments (subject to the borrowing base limitations provided in such credit facility) thereunder to $700 million with an initial borrowing base of $450 million. We intend to finance the Pogo Acquisition and the repayment of our second lien revolving credit facility utilizing net proceeds from this offering and from borrowings under our amended first lien revolving credit facility. We refer to the Pogo Acquisition, the notes offering, the amendment and borrowing under the first lien revolving credit facility and the use of proceeds from the financings, as the “Transactions.”

In connection with the execution of the PSA, our Parent placed 3.98 million shares of its common stock and approximately $2.0 million in cash into an escrow account as a deposit for its subsidiary’s obligations under the PSA. This deposit will be returned to our Parent upon a timely closing of the acquisition or, if the Pogo Acquisition does not close timely as a result of a breach of the PSA by us, the deposit will be delivered to Pogo.

The following table sets forth our intended sources and uses of funds assuming the Transactions closed on March 31, 2007.

Sources of Funds		Uses of Funds
($ in Millions)
Notes	$700.0	Pogo Acquisition consideration(2)	$419.5
Additional borrowings under our first lien revolving credit facility(1)	63.5	Second lien revolving credit facility repayment	325.0
Cash	2.0	Transaction fees and expenses(3)	21.0

Total sources of funds	$765.5	Total uses of funds	$765.5

(1)	As of March 31, 2007, after giving effect to the Transactions, we would have an expected borrowing base of $450 million and be able to incur approximately $174.6 million of indebtedness under our first lien credit facility, including a $5.0 million outstanding letter of credit.

(2)	Assumes no adjustment to the purchase price under the PSA.
(3)	Includes $3.25 million prepayment fee on the second lien revolving credit facility.

Energy XXI Summary Historical and Pro Forma Financial Data

The following table sets forth our summary historical financial data for the nine months ended March 31, 2007 and for the period from February 7, 2006 (inception) to June 30, 2006. The following table also presents Marlin, the company which was our predecessor entity, and which we acquired in April 2006, for the three month period ended March 31, 2006 and for each of the years in the three year period ended December 31, 2005.

The unaudited consolidated balance sheet data at March 31, 2007 is derived from our unaudited financial statements which have been prepared in accordance with GAAP for interim financial information and the appropriate rules and regulations of the SEC. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for interim periods are not necessarily indicative of the results that may be expected for the entire year.

The following table also includes our pro forma financial information for the nine months ended March 31, 2007. The pro forma financial information includes the effects of the acquisition of Castex assets and the Pogo Properties. Castex was acquired on July 28, 2006 and therefore, the pro forma adjustments include revenue and expenses related to the Castex acquisition for the period from July 1, 2006 to July 28, 2006. The summary unaudited pro forma financial information has been prepared for comparative purposes only and does not purport to be indicative of actual results for the period indicated or that may be realized in the future. Although management believes the assumptions used in preparing the summary unaudited pro forma financial information are accurate, these assumptions may not be correct. As a result, actual results could differ materially. In addition, the pro forma financial information relating to the Pogo Properties has not been prepared in accordance with Regulation S-X of the SEC.

The following table also shows our adjusted credit statistics and adjusted balance sheet data as of March 31, 2007 after giving effect to the Pogo Acquisition. Each of these credit statistics presented (other than PV-10) has been adjusted to reflect this offering, the amendment of and borrowings under our first lien revolving credit facility, and the use of proceeds therefrom.

	Energy XXI Gulf Coast, Inc. (Successor)				Marlin (Predecessor)
	Pro Forma(4)		Actual		Three Months Ended March 31,
	Nine Months Ended March 31, 2007 (unaudited)		Nine Months Ended March 31, 2007 (unaudited)	Period from February 7, 2006 to June 30, 2006 (audited)(6)		Year Ended December 31,
					2006 (audited)	2005 (audited)	2004 (audited)	2003 (audited)
	($ in Millions)
Statements of Operations Data:
Oil sales	$197.6		$121.9	$29.1	$26.5	$74.1	$65.1	$21.3
Natural gas sales	132.4		100.7	18.0	19.9	90.0	36.9	4.4

Total revenues	330.0		222.6	47.1	46.4	164.1	102.0	25.7
Lease operating expense, production taxes and transportation	69.1		36.5	10.0	11.2	38.2	18.0	6.0
Depreciation, depletion and amortization	146.6		87.4	20.2	12.7	39.0	26.6	9.2
Accretion of asset retirement obligations	4.5		2.6	0.7	0.7	2.9	1.5	0.2
General and administrative expenses	31.7		26.7	3.5	1.5	6.0	4.6	1.7
Loss (gain) on derivative financial instruments	(3.1)		(3.1)	0.1	—	—	—	—

Operating income	$81.2		$72.5	$12.6	$20.3	$78.0	$51.3	$8.6

Net income	$9.2		$22.1	$3.0	$20.3	$78.0	$51.3	$8.6

Other Financial Data:
EBITDA(1)	$227.8		$159.9	$32.8	$33.0	$117.0	$77.9	$17.8
Adjusted EBITDA(1)	232.3		162.5	33.5	33.7	119.9	79.4	18.0
Capital expenditures	248.8	(5)	248.8	17.4	47.9	104.9	59.5	4.3

Other Operating Data:
Oil and Natural Gas Liquids Production (Bbld)	11,297		6,800	5,068	5,211	4,767	2,295	370
Natural Gas Production (Mcfd)	64,380		47,123	27,943	27,200	25,967	29,317	11,671
Barrels of Oil Equivalent (Boed)	22,077		14,654	9,725	9,744	9,095	7,181	2,315

As Adjusted Credit Statistics:
Adjusted EBITDA(1)(2) / Cash interest expense(3)	3.5	x
Total debt / Annualized Adjusted Pro Forma EBITDA(1)(2)	3.2	x

	At March 31, 2007 (unaudited)
	Pro Forma(4)	Actual
	($ in Millions)
Balance Sheet Data:
Cash and cash equivalents	$4.5	$6.5
Property and equipment, net	1,369.7	925.9
Total assets	1,512.3	1,057.1
Total debt	980.5	541.9
Stockholder’s equity	383.5	388.5

	Energy XXI Gulf Coast, Inc. (Successor)			Marlin (Predecessor)
	Pro Forma for Castex and Pogo	Actual		Three Months Ended March 31,
	Nine Months Ended March 31, 2007	Nine Months Ended March 31, 2007	Period from February 7, 2006 to June 30, 2006		Fiscal Year Ended December 31,
				2006	2005	2004	2003
	($ in Millions)
Net income	$9.2	$22.1	$3.0	$20.3	$78.0	$51.3	$8.6
Provision for income taxes	4.9	12.0	1.7	—	—	—	—
Interest expense, net	67.1	38.4	7.9	—	—	—	—
Depreciation, depletion and amortization	146.6	87.4	20.2	12.7	39.0	26.6	9.2

EBITDA	227.8	159.9	32.8	33.0	117.0	77.9	17.8
Accretion of asset retirement obligations	4.5	2.6	0.7	0.7	2.9	1.5	0.2

Adjusted EBITDA	$232.3	$162.5	$33.5	$33.7	$119.9	$79.4	$18.0

(1)	EBITDA is defined as net income (loss) before income taxes, net interest expense and depreciation, depletion and amortization. Management uses this measure as an indicator of cash generated from operating activities. Adjusted EBITDA further removes the effects of accretion of asset retirement obligations because this item represents a noncash expense. EBITDA and Adjusted EBITDA provide management with a consistent measurement tool for evaluating the operating activities of a business unit before investing activities, interest and taxes. EBITDA and Adjusted EBITDA are not indicators of financial performance under GAAP or a measure of our liquidity and may not be comparable to similarly captioned information reported by other companies. In addition, it should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flows from operating activities or other traditional indicators of operating performance. EBITDA and Adjusted EBITDA are reconciled directly to net income as shown in the table above.
(2)	This calculation is based on Adjusted EBITDA annualized by multiplying Adjusted EBITDA for the nine months ended March 31, 2007 by 4/3. This ratio is presented for illustrative purposes as we do not have a full year of Adjusted EBITDA and is not necessarily indicative of full year or future results.
(3)	Reflects additional interest expense associated with the Pogo Acquisition for the period July 1, 2006 through March 31, 2007. The adjusted cash interest expense assumes adjusted debt outstanding of $980.5 million as of March 31, 2007 after giving effect to this offering, the use of a portion of the net proceeds therefrom to repay the outstanding indebtedness under our second lien revolving credit facility and the amendment of and borrowings under our first lien revolving credit facility. Cash interest expense represents interest on the notes, borrowings under the first lien revolving credit facility, and outstanding put and capital lease financing. Adjusted cash interest expense has been calculated assuming: (i) an interest rate of 9.75% per annum on the notes; (ii) a 7.0% interest rate on all additional borrowings, under the first lien revolving credit facility; (iii) a 7.1% interest rate on the put premium financing; and (iv) $3.2 million of amortization of debt issue costs associated with the Pogo Acquisition, pro-rated, in each case, for the nine month period ended March 31, 2007. The actual interest rates on the notes and the additional borrowings under the first lien revolving credit facility may be higher or lower. An increase or decrease of 0.125% in the interest rates would increase or decrease annual interest expenses by approximately $1.2 million.
(4)	The nine month pro forma financial information includes the effects of the Castex and Pogo acquisitions. The pro forma adjustments for the Castex properties include revenue and expenses related to the Castex acquisition for the period from July 1, 2006 to July 28, 2006. The pro forma adjustments for the Pogo Properties include operating results for the nine month period ended March 31, 2007. These adjustments include additional windstorm insurance, general and administrative expenses and accretion of the asset retirement obligation of $7.5 million, $5.1 million and $1.8 million, respectively, as well as a reduction of non recurring hurricane related lease operating expenses of $27 million. The pro forma balance sheet information at March 31, 2007 has been prepared to reflect the acquisition of the Pogo Properties as if the closing occurred on March 31, 2007. Pro forma balance sheet adjustments related to the acquisition of Castex as of March 31, 2007 are not required, as the Castex acquisition is reflected in our March 31, 2007 unaudited balance sheet.
(5)	Data for the Pogo Properties is unavailable. Therefore, amount shown represents capital expenditures only on Energy XXI’s properties. Represents an estimate based on actual results for the same period and does not include capital expenditures for Castex for the 28 days prior to our acquisition of Castex, as the amount of these expenditures is not available to us.
(6)	Exploration and production activities commenced in April 2006 with the acquisition of Marlin and its Gulf of Mexico assets.

Pogo Properties Summary Unaudited Historical Financial Data

The following table sets forth the unaudited summary financial data of the Pogo Properties for the nine month period ended March 31, 2007, the twelve month period ended March 31, 2007, the three month periods ended March 31, 2006 and March 31, 2007 and for each of the years in the two year period ended December 31, 2006.

All historical financial information for the Pogo Properties is derived from operating reports and lease operation statements prepared by Pogo management and is unaudited. When we prepare and file with the SEC audited historical financial statements for the Pogo Properties, these financial statements may differ from the unaudited financial data presented below and such differences may be material.

	Nine Months Ended March 31,	LTM(2) Ended March 31,		Three Months Ended March 31,		Fiscal Year Ended December 31,
	2007	2007		2007	2006	2006	2005
	(in millions)
Oil sales	$75.1	$108.3		$18.9	$25.7	$111.2	$129.4
Natural gas sales	26.6	35.1		9.3	9.5	39.2	47.5
Total revenue	101.7	143.4		28.2	35.2	150.4	176.9
Lease operating expense, production taxes and transportation	48.5	62.6		21.2	8.3	49.6	28.3

Field level EBITDA(1)	$53.2	$80.8		$7.0	$26.9	$100.8	$148.6

Non recurring hurricane lease operating expenses	27.0	30.1	(3)	14.3	3.7	19.5	1.8

Field level EBITDA excluding non recurring hurricane lease operating expenses(1)	$80.2	$110.9		$21.3	$30.6	$120.3	$150.4

Average Daily Production:
Oil (Bbls per day)	4,466	4,586		4,046	5,961	5,058	7,255
Gas (Mcfpd)	14,173	14,014		14,353	12,162	13,474	16,221
Boed	6,828	6,922		6,438	7,988	7,304	9,959

(1)	Field level EBITDA excludes general and administrative expenses.
(2)	The latest twelve month data shown was derived from the operational reports and lease operating statements relating to the Pogo Properties without any adjustment.
(3)	Data not included in operational reports or lease operating expenses was provided by Pogo.

Unaudited Consolidated Pro Forma Financial Statements

We acquired certain oil and gas properties and related assets and liabilities from Castex on July 28, 2006 and expect to acquire the Pogo Properties and related assets and liabilities in early June 2007. The following summary pro forma income statement for the nine month period ended March 31, 2007 has been prepared to reflect the acquisition of Castex and the Pogo Properties as if the transaction had closed on July 1, 2006. Pro forma balance sheet information at March 31, 2007 has been prepared as if the transaction occurred on March 31, 2007. Pro forma balance sheet adjustments as of March 31, 2007 related to the acquisition of Castex are not required, as the Castex acquisition is reflected in our March 31, 2007 balance sheet.

These unaudited pro forma financial results have been prepared for comparative purposes only and do not purport to be indicative of the actual results for the period indicated or that may be realized in the future. Although management believes the assumptions used in preparing these unaudited pro forma financial results are accurate, these assumptions may not be correct. As a result, actual results could differ materially. In addition, the pro forma financial information relating to the Pogo Acquisition has not been prepared in accordance with Regulation S-X of the SEC.

Unaudited Pro Forma

Consolidated Income Statement for the Nine Months Ended March 31, 2007

	Energy XXI	Pro Forma Adjustments				Non-Recurring Hurricane LOE		Energy XXI
	Actual	Castex		Pogo				Combined Pro Forma
	($ in Millions)
Oil sales	$121.9	$0.6		$75.1		$—		$197.6
Natural gas sales	100.7	5.1		26.6		—		132.4

Total revenues	222.6	5.7	(1)	101.7	(6)	—		330.0
Lease operating expense, production taxes and transportation	36.5	3.4	(1)	48.6	(6)	(27.0	)(12)	69.0
				7.5	(7)	—
Depreciation, depletion and amortization	87.4	3.5	(2)	55.7	(8)	—		146.6
Accretion of asset retirement obligation	2.6	0.1	(3)	1.8	(9)	—		4.8
General and administrative expenses	26.7	—		5.1	(10)	—		31.7
Loss (gain) on derivative financial instruments	(3.1)	—		—		—		(3.1)

Operating income	72.5	(1.3)		(17.0)		27.0		81.2
Interest and other income	1.2	—		—		—		1.2
Interest expense	39.6	1.8	(4)	26.9	(11)	—		68.3

Income before income taxes	34.1	(3.1)		(43.9)		27.0		14.1
Income tax expense (benefit)	12.0	(1.1	)(5)	(15.5	)(5)	9.5	(5)	4.9

Net income (loss)	$22.1	$(2.0)		$(28.4)		$17.5		$9.2

Unaudited Pro Forma Consolidated Balance Sheet as of March 31, 2007

	Energy XXI	Pogo Properties		Energy XXI
	Actual	Adjustments		Combined Pro Forma
	($ in Millions)
ASSETS:
Cash and cash equivalents	$6.5	$(2.0	)(13)	$4.5
Accounts receivable	55.9	—		55.9
Prepaid expenses and other current assets	61.9	—		61.9

Total current assets	124.3	(2.0)		122.3
Properties and equipment, net	925.9	419.5	(14)	1,369.7
		24.3	(15)
Other assets	6.9	15.8	(13)	20.3
		(2.4	)(13)

Total assets	$1,057.1	$455.2		$1,512.3

LIABILITIES AND STOCKHOLDER’S EQUITY:
Accounts payable	$47.1	$—		$47.1
Current portion of long-term debt	9.5	(9.5	)(16)	—
Accrued expenses and other current liabilities	21.0	—		21.0

Total current liabilities	77.6	(9.5)		68.1
Long-term debt, net of current liabilities	532.4	448.1	(16)	980.5
Asset retirement obligations	46.0	24.3	(15)	70.3
Other liabilities	12.6	(1.5 (1.2	)(13) )(17)	9.9

Total liabilities	668.6	460.2		1,132.0
Stockholder’s equity	388.5	(2.1	)(17)	383.5
		(2.9	)(13)

Total liabilities and stockholder’s equity	$1,057.1	$455.2		$1,512.3

(1)	To reflect the historical revenue and operating expenses of Castex for the period from July 1, 2006 to July 28, 2006.
(2)	To reflect additional Castex depreciation, depletion and amortization for production from July 1, 2006 to July 28, 2006 based on Castex’s actual production volumes for this period of 143,748 Boe at the estimated depreciation, depletion and amortization rate of $24.31 per Boe.
(3)	To reflect additional asset retirement obligation accretion for Castex for the period July 1, 2006 to July 28, 2006.
(4)	To reflect additional interest expense associated with the Castex acquisition for the period July 1, 2006 through July 28, 2006 based on incremental borrowings of $229.0 million at an interest rate of 8.6% and $296,000 of amortization of incremental debt issue costs associated with the Castex acquisition.
(5)	To adjust the tax expense (benefit) at an effective rate of 35.33%.
(6)	To reflect the historical revenue and operating expenses of the Pogo Properties for the period from July 1, 2006 to March 31, 2007.
(7)	To reflect additional wind storm insurance premiums of $10.0 million annually, pro-rated for the nine month period.

(8)	To reflect additional depreciation, depletion and amortization of the Pogo Properties for production from July 1, 2006 to March 31, 2007 based on the Pogo Properties’ actual production volumes for this period of 1,870,942 Boe at the estimated pro forma depreciation, depletion and amortization rate of $24.31 per Boe and to adjust Energy XXI’s historical production of 4,015,276 Boe to the $24.31 per Boe rate.
(9)	To reflect additional asset retirement obligation accretion for the Pogo Acquisition for the period July 1, 2006 to March 31, 2007 based on the present value of the incremental asset retirement obligation of $24.3 million using an accretion rate of 10.0%, pro rated for the nine month period ended March 31, 2007.
(10)	To reflect incremental general and administrative expenses expected to be incurred as a result of the Pogo Acquisition of $9.0 million annually, less 25% which is expected to be capitalized related directly to property acquisition, exploration and development activities, pro-rated for the nine month period ended March 31, 2007.
(11)	Reflects additional interest expense associated with the Pogo Acquisition for the period July 1, 2006 through March 31, 2007. The adjusted cash interest expense assumes adjusted debt outstanding of $980.5 million as of March 31, 2007 after giving effect to this offering, the use of a portion of the net proceeds therefrom to repay the outstanding indebtedness under our second lien revolving credit facility and the amendment of and borrowings under our first lien revolving credit facility. Cash interest expense represents interest on the notes, borrowings under the first lien revolving credit facility, and outstanding put and capital lease financing. Adjusted cash interest expense has been calculated assuming: (i) an interest rate of 9.75% per annum on the notes; (ii) a 7.0% interest rate on all additional borrowings, under the first lien revolving credit facility; (iii) an interest rate of 7.1% on the put premium financing and (iv) $3.2 million of amortization of debt issue costs associated with the Pogo Acquisition, pro-rated, in each case, for the nine month period ended March 31, 2007. The actual interest rates on the notes and the additional borrowings under the first lien revolving credit facility may be higher or lower. An increase or decrease of 0.125% in the interest rates would increase or decrease annual interest expenses by approximately $1.2 million.
(12)	To adjust non-recurring hurricane related lease operating expenses included in Pogo’s historical lease operating expense.
(13)	To reflect the capitalization of debt issuance costs associated with borrowings under our amended first lien revolving credit facility of $15.8 million. There was no capitalized debt issue cost related to this credit facility. To write off $2.4 million of previously capitalized debt issue costs and $2 million of incremental debt issue costs related to the refinancing of this first lien revolving credit facility, net of the 35% tax impact.
(14)	To record the acquisition of the Pogo Properties for a total cash purchase price of $419.5 million, which assumes no adjustment to the purchase price.
(15)	To record a $24.3 million asset retirement obligation assumed as part of the Pogo Acquisition.
(16)	To reflect issuance of the notes, repayment of the second lien revolving credit facility and adjust the amount outstanding under the first lien revolving credit facility.
(17)	To expense a 1% prepayment penalty associated with the retirement of the second lien revolving credit facility, net of applicable income taxes.

Energy XXI Summary Reserves And Operating Data

Proved Reserves

The following table sets forth certain information with respect to our reserves as of June 30, 2006 as estimated by Netherland, Sewell & Associates, Inc. This table also includes reserve information for the Castex properties we acquired in July 2006 after our fiscal year end as if we acquired these properties on June 30, 2006. The Castex reserves were estimated by Miller and Lents, Ltd. Reserves were estimated and then adjusted to meet the SEC’s requirement to include general and administrative expenses in the reserves such that the numbers shown are in accordance with standards of the SEC. Oil and natural gas liquids prices used are based on a June 30, 2006, West Texas Intermediate posted price of $70.75 per barrel and are adjusted by field for quality, transportation fees, and regional market differentials. Gas prices used are based on June 30, 2006, Henry Hub spot market price of $6.09 per MMBtu and are adjusted by field for energy content, transportation fees, and regional price differentials. All prices are held constant in accordance with SEC guidelines.

	As of June 30, 2006
	Onshore	Offshore	Combined
Proved Reserves
Oil (MMBbls)	1.7	13.3	15.0
Gas (Bcf)	89.6	45.3	134.9
Total proved (MMBoe)	16.6	20.9	37.5
Percentage gas	90.0%	36.1%	60.0%
Percentage proved developed	60.7%	63.7%	62.3%
Remaining reserve life (years)(1)	6.5	7.6	7.1

Reserve Value ($ in millions)
PV-10(2)	$383	$483	$866

(1)	Remaining reserve life is based on proved reserves as of June 30, 2006 divided by the average production for the March 31, 2007 quarter of 14,500 Boed.
(2)	The reserve values as of June 30, 2006 were prepared by Netherland, Sewell & Associates, Inc. and Miller and Lents, Ltd. “PV-10” shows the present value of our estimated future net cash flows before taxes from proved reserves discounted at 10.0% per year. PV-10 does not purport to present the fair market value of our oil, gas and condensate reserves and is not necessarily indicative of actual future cash flows, utilizing oil prices of $70.75 per Bbl and gas prices of $6.09 per MMBtu.

The following table sets forth certain information regarding our historical sales volumes, average realized sales price per unit and average production costs associated with our operations for the periods indicated:

	Energy XXI Gulf Coast, Inc.			Marlin (Predecessor)
	Nine Months Ended March 31, 2007(2)		Period from February 7, 2006 to June 30, 2006(4)	Three Months Ended March 31,	Fiscal Year Ended December 31,
				2006	2005	2004	2003
Sales Volume
Oil and gas (Boed)	15,179		9,511	9,744	9,096	7,180	2,315

Average Realized Price Per Unit(1)
Oil and gas (Per Boe)	$54.88		$55.05	$52.95	$49.44	$38.80	$30.46

Expenses Per Boe Produced
Lease operating expenses	$9.62		$11.57	$12.44	$11.12	$6.34	$6.77
General and administrative expenses	6.41	(3)	4.07	1.68	1.83	1.75	2.02
Depreciation, depletion and amortization	21.85		23.63	14.50	11.75	10.11	10.91

(1)	Includes effects of hedging obligations.
(2)	Includes Castex production of 143,748 Boe for the period July 1, 2006 to July 28, 2006.
(3)	Includes $2.45 per Boe of windstorm and excess windstorm insurance expenses.
(4)	Exploration and production activities commenced in April 2006 with the acquisition of Marlin and its Gulf of Mexico assets.

Drilling Activities

The following table shows our drilling and completion activity for the nine month period ended March 31, 2007 and for the period from February 7, 2006 (inception) to June 30, 2006. Prior to our first acquisition on April 4, 2006, we had no reserves or development or exploratory activity. Except as noted below, the table reflects only the activity during our period of ownership of the properties. In the table, “gross” refers to the total number of wells in which we have a working interest and “net” refers to gross wells multiplied by our working interest in such wells.

	Nine Months Period Ended March 31, 2007				Period from February 7, 2006 to June 30, 2006(1)
	Gas	Oil	Dry	Total	Gas	Oil	Dry	Total
Development
Gross	8	4	4	16	3	5	2	10
Net	5.7	4	4	13.7	1.8	5	1.5	8.3

Exploratory
Gross	5	3	4	12	—	—	—	—
Net	2.8	2.1	.8	5.7	—	—	—	—

(1)	Includes drilling activity for the period from January 1, 2006 to February 7, 2006 in which we have an economic interest.

Pogo Properties Summary Reserves and Operating Data

Proved Reserves

The following table sets forth certain information with respect to the reserves associated with the Pogo Properties as of December 31, 2006 as estimated by Ryder Scott Company, L.P. All of the reserves of the Pogo Properties are offshore. Oil and natural gas liquids prices used with respect to the Pogo Properties are based on a December 31, 2006 West Texas Intermediate posted price of $57.75 per barrel and are adjusted by field for quality, transportation fees, and regional market differentials. Gas prices used are based on December 31, 2006, Henry Hub spot market price of $5.635 per MMBtu and are adjusted by field for energy content, transportation fees, and regional price differentials. All prices are held constant in accordance with SEC guidelines. As of December 31, 2006, all of the Pogo Properties were located offshore.

Pogo Properties
Proved Reserves
Oil (MMBbls)	14.7
Gas (Bcf)	37.5
Total proved (MMBoe)	20.9
Percentage gas	30%
Percentage proved developed	74%
Remaining reserve life (years)(1)	8.9

Reserve Value ($ in millions)
PV-10	$540 (2)

(1)	Remaining reserve life is based on proved reserves as of December 31, 2006 divided by the average production for the March 31, 2007 quarter of 6,400 Boed.
(2)	The reserve values as of December 31, 2006 were prepared by Ryder Scott Company, L.P. PV-10 shows the present value of our estimated future net cash flows from proved reserves discounted at 10.0% per year before taxes. PV-10 does not purport to present the fair market value of our oil, gas and condensate reserves and is not necessarily indicative of actual future cash flows, utilizing oil prices of $57.75 per Bbl and gas prices of $5.635 per MMBtu.

The following table sets forth certain information regarding the historical sales volumes, average realized sales price per unit and average production costs associated with operations on the Pogo Properties for the nine months ended March 31, 2007:

	Pogo Properties
Sales Volume
Oil and gas (Boed)	6,828

Average Realized Price Per Unit
Oil and gas (Per Boe)	$55.35

Expenses Per Boe Produced
Lease operating expenses	$29.95	(1)
Lease operating expenses excluding non-recurring hurricane related lease operating expenses	$15.52

(1)	Includes $7.5 million of incremental lease operating expenses due to windstorm insurance coverage.

Drilling Activities

The following table shows the drilling and completion activity for the year ended December 31, 2006 with respect to the Pogo Properties. In the table, “gross” refers to the total number of wells in which Pogo had a working interest and “net” refers to gross wells multiplied by Pogo’s working interest in such wells. No development or exploratory wells were drilled on the Pogo Properties for the three month period ended March 31, 2007.

	Year Ended December 31, 2006
	Gas	Oil	Dry	Total
Development
Gross	1	0	1	2
Net	0.2	0	0.5	0.7

Exploratory
Gross	1	0	0	1
Net	0.5	0	0	0.5

FUTURE PRODUCTION ESTIMATES

The fiscal year 2008 production estimates set forth below were created by combining information contained in the Miller and Lents, Ltd. and Netherland, Sewell & Associates, Inc. reserve reports dated June 30, 2006 for Marlin and Castex and the Ryder Scott Company, LP report dated December 31, 2006 for the Pogo Properties. These reserve reports were prepared on different dates and, accordingly, may not accurately portray the production, lease operating costs, revenues and capital costs following the Pogo Acquisition or at any other time in the future. While the amounts presented below are presented with numerical specificity, the actual results achieved during the periods presented will differ from these estimates, and these differences may be material.

While we believe these estimates are consistent with our estimates of production in 2008 in light of current circumstances, no representation can be or is being made with respect to our ability to achieve these estimates. Prospective investors must make their own determination as to the reasonableness of the estimates set forth below in determining whether to purchase the securities. Prospective investors should also note that if one or more assumptions are not met, these estimated levels of production may not be met. In addition, our future results are subject to risks and uncertainties over which we have no control and no ability to predict. We can give no assurance as to our future operations or the amount of future income or loss as they relate to the below amounts. These production estimates should be read in conjunction with the rest of the information herein, including “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors.”

	Marlin(5)		Castex(5)		Pogo(6)	Combined
	($ in millions)
Daily Oil Production (Boed)	5,486	(5)	523	(5)	6,736	12,745
Daily Gas Production (Mcfpd)	30,620	(5)	48,316	(5)	17,358	96,294
Daily Production (Boed)	10,589	(5)	8,576	(5)	9,629	28,794
Total Revenues(1)						$564.8
Lease Operating Costs(2)	$36.6		$15.8		$22.4	$74.7
Revenues less lease operating costs(3)						$490.1
Capital for Proved Reserves(4)	$37.4		$6.1		$47.7	$91.3

(1)	Total revenues is based upon production levels from the reserve reports for 2008 multiplied by closing commodity prices on May 10, 2007 for gas of $7.675/MMBtu and oil of $61.83/Bbl, adjusted for differentials.
(2)	The lease operating costs are from the reserve reports and are consistent with the Company’s own projections for total lease operating expenses.
(3)	The revenues less lease operating costs does not include general and administrative expenses, insurance costs, interest, asset retirement accruals, depreciation and taxes, among other items.
(4)	The capital for proved reserves is the projected capital from the third party reserve reports for the development of proved reserves. It does not include any exploration, seismic or other capital. The Company anticipates that total capital costs for fiscal year 2008 will range from $225 million to $375 million, although the Company has not yet established its budget for fiscal year 2008.
(5)	Estimates for fiscal year 2008 are from the Ryder Scott Company, LP, Miller Lents, Ltd. and Netherland, Sewell & Associates, Inc. reserve reports dated June 30, 2006.
(6)	Estimates for fiscal year 2008 are from the Ryder Scott Company, LP reserve report dated December 31, 2006.

RISK FACTORS

Risks Associated with Acquisitions and our Risk Management Program

Our acquisitions may be stretching our existing resources.

Since our inception in April 2006 and after the Pogo Acquisition, we will have made three major acquisitions and become a reporting company in the United States. These transactions may prove to stretch our internal resources and infrastructure. As a result, we may need to invest in additional resources, which will increase our costs. Any further acquisitions we make over the short term would likely exacerbate these risks.

We may be unable to successfully integrate the operations of the properties we acquire.

Integration of the operations of the properties we acquire, such as the Pogo Properties, with our existing business will be a complex, time-consuming and costly process. Failure to successfully integrate the acquired businesses and operations in a timely manner may have a material adverse effect on our business, financial condition, results of operations and cash flows. The difficulties of combining the acquired operations include, among other things:

•	operating a significantly larger combined organization;

•	coordinating geographically disparate organizations, systems and facilities;

•	integrating corporate, technological and administrative functions;

•	integrating internal controls and other corporate governance matters;

•	diverting management’s attention from other business concerns;

•	loss of key vendors from the acquired businesses;

•	a significant increase in our indebtedness; and

•	potential environmental or regulatory liabilities and title problems.

The process of integrating our operations could cause an interruption of, or loss of momentum in, the activities of our business. Members of our senior management may be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage our business. If our senior management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, our business could suffer.

Our operating performance, revenues and costs could be materially adversely affected if:

•	we are not successful in completing the integration of the Pogo Properties into our operations;

•	the integration takes longer or is more complex than anticipated; or

•	we cannot operate the Pogo Properties as effectively as we anticipate.

In addition, we face the risk of identifying, competing for and pursuing other acquisitions, which takes time and expense and diverts management’s attention from other activities.

We may not realize all of the anticipated benefits from our acquisitions.

We may not realize all of the anticipated benefits from our April and July 2006 acquisitions, from the Pogo Acquisition and other future acquisitions, such as increased earnings, cost savings and revenue enhancements, for various reasons, including difficulties integrating operations and personnel, higher than unexpected acquisition and operating costs or other difficulties, unknown liabilities, inaccurate reserve estimates and fluctuations in markets.

Regulatory noncompliance with Pogo Properties may lower the initial production realized and increase the costs related to the Pogo Acquisition.

For the three month period ending March 31, 2007, the Pogo Properties produced approximately 6,400 Boed. The Pogo Properties have been the subject of a significant number of incidents of noncompliance by the MMS, which, in some cases, has resulted in the historical forced shut-in of production by the MMS for such noncompliance as well as additional shut-ins by Pogo as it sought to refocus its operations on compliance issues. To the extent that we do not provide sufficiently strong supervision to correct historical compliance issues, we may incur similar difficulties as the predecessor operator, may realize a lower level of production initially from the Pogo Properties than the estimated 7,400 Boed, and may realize a longer delay in reaching 7,400 Boed than anticipated.

We expect to incur significant charges relating to the integration plan that could materially and adversely affect our period-to-period results of operations.

We anticipate that from time to time we will incur charges to our earnings in connection with the integration of the Pogo Gulf of Mexico operations into our business. These charges will include expenses incurred in connection with recruiting and retaining new employees and increased professional and consulting costs. We are not yet able to quantify the costs or timing of the integration. Some factors affecting the cost of the integration include the training of new employees and the education of the field personnel to our approach to safety and regulatory compliance.

Risks Related to the Oil and Gas Business

The reserve estimates presented in herein may differ from our actual results.

The reserve estimates we have included herein are based upon a number of assumptions and on information that we believe are reliable as of today.

•

The two reserve reports for our existing properties are dated June 30, 2006, and the reserve report for the Pogo Properties is dated December 31, 2006. We cannot assure you that if the engineers that prepared these reports were to prepare new reports today that their assumptions and conclusions would be the same, including assumptions about the prices of oil and natural gas that are used in the reserve reports.

•

Since the date of the reserve reports for our existing properties, we have produced oil and natural gas that was included in our reserve figures. During that period, we have also conducted exploratory and development activities to replace reserves. Based on our preliminary internal reserve calculations, we cannot provide assurance that we have replaced the proved reserves that have been produced with new reserves. However, a more complete internal reserve analysis may indicate the existence of incremental proved reserves in addition to those already included in our internal calculations.

•

Our independent petroleum engineers made different assumptions when calculating our respective proved reserve estimates. As a result, the combination of these proved reserve estimates may not accurately portray the proved reserves of our company following the Pogo Acquisition or in the future.

As a result, the reserve estimates and assumptions are inherently subject to significant business and economic uncertainties, many of which are beyond our control. These reserve estimates are necessarily speculative in nature, and you should expect that some or all of the assumptions will not materialize. Actual results will vary from the reserve estimates and the variations will likely be material and are likely to increase over time. Consequently, the inclusion of these reserve estimates should not be regarded as a representation by us or any other person that the reserve estimates will actually be achieved. Moreover, we do not intend to update or otherwise revise these reserve estimates to reflect events or circumstances after the date hereof to reflect the occurrence of unanticipated events. You are cautioned not to place undue reliance on the reserve estimates.

Our reserve estimates were not prepared with a view toward compliance with published guidelines of the SEC, the American Institute of Certified Public Accountants, the Society of Petroleum Engineers, the World Petroleum Congress or any other regulatory or professional body or generally accepted accounting principles. No independent accountants or independent petroleum engineers compiled or examined the reserve estimates, and accordingly no independent accountant or independent petroleum engineer has expressed an opinion or any other form of assurances with respect thereto or has assumed any responsibility for the reserve estimates.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Various statements herein, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future reserves, production, revenues, income, and capital spending. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” or their negatives, other similar expressions, or the statements that include those words are usually forward-looking statements.

The forward-looking statements contained herein are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained herein are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the factors listed in the “Risk Factors” section and elsewhere herein. All forward-looking statements speak only as of today. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us, or persons acting on our behalf. The risks, contingencies and uncertainties relate to, among other matters, the following:

•	our business strategy;

•	our financial position;

•	our cash flow and liquidity;

•	integration of acquisitions, including the Pogo Acquisition;

•	declines in the prices we receive for our oil and gas affecting our operating results and cash flows;

•	economic slowdowns that can adversely affect consumption of oil and gas by businesses and consumers;

•	uncertainties in estimating our oil and gas reserves;

•	replacing our oil and gas reserves;

•	uncertainties in exploring for and producing oil and gas;

•	our inability to obtain additional financing necessary in order to fund our operations, capital expenditures, and to meet our other obligations;

•	availability of drilling and production equipment and field service providers;

•	disruptions capacity constraints in, or other limitations on the pipeline systems which deliver our gas and other processing and transportation considerations;

•	competition in the oil and gas industry;

•	our inability to retain and attract key personnel;

•	the effects of government regulation and permitting and other legal requirements;

•	costs associated with perfecting title for mineral rights in some of our properties; and

•	other factors discussed under “Risk Factors.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

General

We are a Houston-based independent energy company engaged in the acquisition, development, exploration and production of oil and natural gas reserves in the United States Gulf Coast and the Gulf of Mexico. We completed our first acquisition of oil and gas properties on April 4, 2006. On July 28, 2006, we completed a second acquisition of oil and gas properties.

Our exploration and production activities commenced in April 2006 upon our Parent’s acquisition of Marlin and its Gulf of Mexico assets consisting of working interests in 30 oil and gas fields with 118 producing wells. In July 2006, we acquired additional oil and gas working interests in 15 onshore and inland water Louisiana Gulf Coast fields from Castex. There are 49 producing wells in these fields we acquired from Castex. Pro forma for the acquisition of the Castex assets, our net proved reserve base totaled over 37.5 MMBoe as of June 30, 2006. Our average daily production for the three months ended March 31, 2007 was approximately 14,500 Boed, and we have averaged daily production for the first ten days of May 2007 in excess of 20,000 Boed. We generated Adjusted EBITDA of $162.5 million for the nine months ended March 31, 2007. On April 24, 2007, we entered into the PSA to acquire the Pogo Properties for $419.5 million in cash, subject to adjustment. The net proved reserve base of the Pogo Properties totaled 20.9 MMBoe as of December 31, 2006. We expect the Pogo Properties to add 7,400 Boed to our current production profile, not including the additional 1,500 Boed of production shut-in due to hurricane related damage, following an integration period and based on current operating assumptions.

Liquidity

Overview

Our principal requirements for capital are to fund our exploration, development and acquisition activities and to satisfy our contractual obligations, primarily for the repayment of debt and any amounts owing during the period related to our hedging positions. Our uses of capital include the following:

•	drilling and completing new natural gas and oil wells;

•	constructing and installing new production infrastructure;

•	acquiring additional reserves and producing properties;

•	acquiring and maintaining our lease acreage position and our seismic resources;

•	maintaining, repairing and enhancing existing natural gas and oil wells;

•	plugging and abandoning depleted or uneconomic wells; and

•	indirect costs related to our exploration activities, including payroll and other expense attributable to our exploration professional staff.

We will incur substantial indebtedness in connection with the Transactions. As of March 31, 2007, after giving effect to the Transactions, we would have had $980.5 million of indebtedness outstanding, consisting of $700 million of notes being offered, $270.5 million under our first lien revolving credit facility and $10 million in put financings. As of March 31, 2007, after giving effect to the Transactions, we would be able to incur approximately $174.6 million of indebtedness under our first lien revolving credit facility, including a $5.0 million of outstanding letter of credit. Subsequent to the closing of the Pogo Acquisition and the Transactions, we expect to fund our operations and capital expenditures and satisfy our debt service obligations through operating cash flow and borrowings under our first lien revolving credit facility. Expansion capital expenditures are directly related to new development opportunities and growth of our reserve base and production at attractive returns.

Future Commitments

The table below provides estimates of the timing of future payments that we are obligated to make based on agreements in place at March 31, 2007. All amounts listed in the table below are categorized as liabilities on our balance sheet with the exception of lease payments for operating leases, performance bonds and outstanding letters of credit issued for performance obligations. Contractual obligations related to our credit facility include only payments of principal.

	As of March 31, 2007 Payments Due by Period
	Total	1 year or less	2 – 3 years	4 – 5 years	after 5 years
	($ in Thousands)
Contractual Obligations:
First lien revolving credit facility	$206,875	$—	$206,875	$—	$—
Second lien revolving credit facility	325,000	3,250	6,500	315,250	—
Put premium financing	10,026	6,290	3,736	—	—
Capital leases	445	94	244	107	—
Operating leases-drilling rig	17,524	17,524	—	—	—
Castex carried interest	8,084	8,084	—	—	—
Derivative instruments	4,073	4,073	—	—	—
Castex Lake Salvador Area of Mutual Interest	100	100	—	—	—
Operating lease-office	4,616	728	1,456	1,456	976
Performance bonds	42,150	41,050	1,100	—	—
Letters of credit	5,325	325	5,000	—	—

	624,218	81,518	224,911	316,813	976
Other Long-Term Obligations:
Asset retirement obligations	45,981	1,325	2,993	3,572	38,091

Total Contractual Obligations and Commitments	$670,199	$82,843	$227,904	$320,385	$39,067

As of March 31, 2007 we had $206.9 million borrowed under the first lien revolving credit facility. As of March 31, 2007 we had $325 million borrowed under the second lien revolving credit facility, all of which will be repaid from the proceeds of the note offering. In addition, after the offering, $700 million of notes will be outstanding.

First Lien Revolving Credit Facility

Our first lien revolving credit facility was entered into on April 4, 2006 and amended on July 28, 2006, September 1, 2006, February 14, 2007 and March 7, 2007 and will be amended in connection with the closing of the Pogo Acquisition. This facility provides an aggregate credit commitment (subject to borrowing base limitations) of $300 million (to be amended to $700 million pursuant to the amendment to be entered into in connection with the Pogo Acquisition) and matures on April 4, 2009 (to be extended to four years from the closing of the Transactions). At March 31, 2007, this facility bears interest based on the borrowing base usage, at the applicable London Interbank Offered Rate, plus applicable margins ranging from 1.25% to 2.00% or an alternate base rate, based on the federal funds effective rate plus applicable margins ranging from 0.25% to 1.00%. This facility is secured, as of March 31, 2007, by mortgages on at least 90% of the value of our reserves. After the closing of the Transactions, this facility will be secured by mortgages on at least 85% of the value of our reserves. As of March 31, 2007, the total borrowing base of this facility was $280 million, of which approximately $206.9 million was borrowed. In connection with the Pogo Acquisition, the borrowing base is being redetermined to account for the Pogo Acquisition and this $700 million private placement and is expected to be approximately $450 million. As of March 31, 2007, after giving effect to the Transactions, we anticipate that approximately $275.4 million, including the $5.0 million letter of credit outstanding, of the $450 million redetermined borrowing base would have been outstanding. This facility contains certain financial covenants with which we are currently in compliance. In addition to the financial covenants, this facility contains a covenant to maintain John D. Schiller, Jr., Steven A. Weyel and David West Griffin in their current executive positions, subject to certain exceptions in the event of death or disability of one of these individuals.

Second Lien Revolving Credit Facility

Our second lien revolving credit facility was amended and restated on July 28, 2006 and amended on September 1, 2006. This facility has a face value of $325 million, amortization equal to $3.25 million each year prior to maturity and matures on April 10, 2010. This facility bears interest at the applicable London Interbank Offered Rate plus an applicable margin of 5.5% or an alternate base rate, based upon the federal funds effective rate plus an applicable margin of 4.5%. This facility is secured by a second lien on all the assets securing the first lien revolving credit facility. As of March 31, 2007, the total borrowings under the second lien revolving credit facility were $325 million. We expect to pay in full the second lien revolving credit facility with proceeds from the notes offering and borrowings under our first lien revolving credit facility. The second lien revolving credit facility contains certain financial covenants with which we are currently in compliance.

The Notes

After the notes offering, $700 million of notes will be outstanding. The notes will be guaranteed by Parent, each of our existing subsidiaries and our future our material domestic subsidiaries. Although the notes will be guaranteed by Parent, Parent will generally not be subject to the restrictive covenants in the indenture. We will have the right to redeem the notes under various circumstances and will be required to make an offer to repurchase the notes upon a change of control and from the net proceeds of asset sales under specified circumstances. The indenture will contain customary covenants and events of default.

Put Financings

We finance puts that we purchase with our hedge providers. All hedges are done with members of our bank groups. Put financing is accounted for as debt and this indebtedness is pari pasu with borrowings under the first lien revolving credit facility. The hedge financing is structured to mature when the put settles so that we realize the value net of hedge financing. As of March 31, 2007, our hedge financing totaled $10.0 million. We expect the amount of hedge financing to increase following the Pogo Acquisition from current levels, as we intend to apply a similar hedging strategy with regard to the Pogo Properties.

Reserves

The following table sets forth certain information with respect to our proven reserves by reserve category as of June 30, 2006 as estimated by Netherland, Sewell & Associates, Inc. This table also includes proved reserve information for the Castex properties we acquired in July 2006 after our fiscal year end as if we acquired these properties on June 30, 2006. The Castex reserves were estimated by Miller and Lents, Ltd. Reserves were estimated in accordance with standards of the SEC. Oil and natural gas liquids prices used are based on a June 30, 2006, West Texas Intermediate posted price of $70.75 per barrel and are adjusted by field for quality, transportation fees, and regional market differentials. Gas prices used are based on June 30, 2006, Henry Hub spot market price of $6.09 per MMBtu and are adjusted by field for energy content, transportation fees, and regional price differentials. All prices are held constant in accordance with SEC guidelines.

Reserve Category(1)(2)	Net Oil/NGL MBbls	Net Gas Mmcf	Total Vol Mboe	% of/ Total Category
Marlin Properties
Proven Developed Producing	4,505	27,414	9,074	37%
Proven Developed Non-Producing	4,417	14,832	6,889	28%
Proven Undeveloped	4,898	22,405	8,632	35%

Total Proven	13,820	64,651	24,595	100%

Castex Properties
Proven Developed Producing	235	27,644	4,842	38%
Proven Developed Non-Producing	620	11,710	2,572	20%
Proven Undeveloped	321	30,965	5,482	42%

Total Proven	1,176	70,319	12,896	100%

The following table also sets forth certain information with respect to the reserves associated with the Pogo Properties as of December 31, 2006 as estimated by Ryder Scott Company, LP. All of the reserves of the Pogo Properties are offshore. Oil and natural gas liquids prices used with respect to the Pogo Properties are based on a December 31, 2006 West Texas Intermediate posted price of $57.75 per barrel and are adjusted by field for quality, transportation fees, and regional market differentials. Gas prices used are based on December 31, 2006, Henry Hub spot market price of $5.635 per MMBtu and are adjusted by field for energy content, transportation fees, and regional price differentials. All prices are held constant in accordance with SEC guidelines.

Reserve Category(1)(2)	Net Oil/NGL MBbls	Net Gas Mmcf	Total Vol MBoe	% of/ Total Category

Pogo Properties
Proven Developed Producing	5,213	10,454	6,995	33%
Proven Developed Non-Producing	6,230	13,807	8,531	41%
Proven Undeveloped	3,255	13,203	5,456	26%

Total Proven	14,698	37,464	20,939	100%

(1)	Proved Developed Producing Reserves—Reserves subcategorized as producing are expected to be recovered from completion intervals that are open and producing at the time of the estimate. Improved recovery reserves are considered producing only after improved recovery project is in operation.
(2)	Proved Developed Non-Producing Reserves—Reserves subcategorized as non-producing include shut-in and behind-pipe reserves. Shut-in reserves are expected to be recovered from (a) completion intervals that are open at the time of the estimate but have not started producing, which include behind pipe reserves that are waiting for the lower interval to deplete until they are produced, (b) wells which were shut-in for market conditions or pipeline connections, or (c) wells not capable of production for mechanical reasons. Currently, we do not have any production shut-in for market conditions. However, if prices were to deteriorate to levels we considered unacceptable, we could shut-in selected production until prices increased to satisfactory levels. Behind-pipe reserves are expected to be recovered from zones in existing wells, which will require additional completion work or future recompletion prior to the start of production.

PROPERTIES

Oil and Gas Properties

Below are descriptions of our significant properties, including the significant properties we expect to acquire as part of the Pogo Acquisition, and a map showing their locations.

South Timbalier 21 Field. The South Timbalier 21 field is located six miles offshore of Lafourche Parish, Louisiana in approximately 50 feet of water. The field consists of Outer Continental Shelf, or OCS, blocks South Timbalier 21, 22, 23, 27 and 28 as well as two state leases. South Timbalier 21 consists primarily of oil reserves and we have a 100% working interest in the field. The field is bounded on the north by a major Miocene expansion fault. Miocene sands are trapped structurally and stratigraphically from 7,000 feet to 15,000 feet in depth. Minor faulting that is secondary to the major normal fault separates hydrocarbon accumulations into individual compartments. The field was discovered by Gulf Oil in the late 1950s and has produced in excess of 300 MMBoe since production first began in 1957. There are 11 major production platforms and 75 smaller structures located throughout the field. During 2005, Marlin drilled a total of five wells in the field, including one replacement well with the proceeds from an insurance claim. Since June 2006 we have drilled ten wells and expect to drill five additional wells in the second half of fiscal year 2007. Average daily production for the quarter ended March 31, 2007 for South Timbalier 21 was 8,342 Boed. South Timbalier 21 accounted for approximately 48% of our net production for the period from July 25, 2005 (inception) to June 30, 2006. As of June 30, 2006 net proved reserves for the field are 15,881 MBoe.

Main Pass 74 Field. The Main Pass 74 field is located in Plaquemines Parish, Louisiana and includes OCS blocks Main Pass 72 and 74. Petroquest Energy, L.L.C. is the operator of the properties and we have a 25% working interest in the field. The field consists of two wells that were drilled in 2003, which recently returned to production after sustaining damage from Hurricane Ivan in September 2004. These gas wells are producing from the Puma Reservoir which has cumulative production of more than 31.5 MMBoe. Net reserves booked as of June 30, 2006 are 869 MBoe.

Rabbit Island Field. Rabbit Island is located in Louisiana state waters (state lease 340) in Iberia and St. Mary Parishes, 95 miles southwest of New Orleans, Louisiana. We operate and have a 99.9% working interest in the field. This field, covering approximately 27,000 acres, was discovered in 1939 by Texaco and has produced over 1.2 Tcf (trillion cubic feet) of natural gas. The field is a structurally complex faulted shallow piercement salt dome with associated radial faulting. To date, there are 53 producing horizons (Pleistocene to Miocene) ranging from 1,600-12,000 feet. We have drilled five successful wells since June 2006. Average daily production for the quarter ended March 31, 2007 for this field was 1,512 Boed. This field has over 8,868 MBoe of net proved reserves.

Manila Village Field. The Manila Village Field is located in Jefferson Parish, Louisiana (state leases 18143 and 18727) approximately 70 miles south of New Orleans, Louisiana. We operate five wells on the west side of the field and have a working interest of 50%. Manila Village Field was discovered in 1965 and has produced in excess of 104 Bcfs and 24 MMBbls from Miocene age sands. Reservoirs are primarily pressure depletion with very little water drive support. Our production comes from the northeast-southwest trending productive sands exhibiting a seismic amplitude anomaly. The reservoirs are characterized by thin bedded laminated sandstones. Average daily production for the quarter ended March 31, 2007 for this field was 924 Boed. Current reserves total 1,540 MBoe net proved.

Lake Boudreaux Field. Lake Boudreaux is a gas field located onshore South Louisiana in Terrebonne Parish, 65 miles southwest of New Orleans, Louisiana. Apache Corp. is the operator of the field and we have a working interest of 16.25% in five producing wells. The field was discovered in 1971 by Amoco. There have been 26 wells drilled with a cumulative production in excess of 118 Bcf and 1.6 MMBbls. Wells drilled are typically 12,000 to 15,000 feet. Our production is from the Middle Miocene Cib Carstani and Tex W sands. The reservoir is a north dipping high-side fault closure. The five wells had an average daily production for the quarter ended March 31, 2007 of 780 Boed. We have net proved reserves for the field of 1,062 MBoe and two exploration wells have been drilled this year.

Lake Salvador Field and Joint Development Agreement. We have entered into a Joint Development Agreement (JDA) for the Lake Salvador Project with Castex. We and Castex both have a 50% working interest in the JDA. The project covers 1,680 square miles south of New Orleans, Louisiana in an area where fields have produced a total of 1,300 MMBbls and 8.7 Tcf of natural gas. The project will have in excess of 1,000 square miles of 3-D seismic data which will be reprocessed and merged to create one of the largest continuous 3-D surveys in south Louisiana. Currently, the JDA has lease options on 80,000 acres within the Lake Salvador Project with the opportunity to pick up an additional 25,000 acres.

Exploration Agreement. In July 2006, we entered into an exclusive 50/50 Exploration Agreement with Castex for twenty-four months covering an Area of Mutual Interest (“AMI”) in South Louisiana. The exploration agreement covers in excess of 1,500,000 acres, and both we and Castex will generate and operate prospects within the AMI. Operatorship will be determined by the party generating an individual prospect, proximity to a party’s existing facilities and rig availability.

Centurion Exploration Company Agreements

Gridiron Project

We and Centurion Exploration Company have entered into a Participation Agreement dated January 26, 2007 covering approximately 100,000 gross acres in Southeastern Louisiana. Pursuant to this agreement, we paid a consideration of approximately $2.3 million to acquire fifty percent (50%) interest in seven prospects within the Gridiron Project Area of Mutual Interest (“AMI”) Outline.

We have the option to drill and anticipate drilling six to eight exploratory wells within the Gridiron project over the next twelve months. We will bear 66.67% of the costs of the initial well on each prospect we elect to drill. Failure to participate in the drilling of any initial prospect well or failure to commence the drilling of any initial prospect well within certain time deadlines will result in forfeiture of the interest acquired and the initial consideration paid, on a prospect by prospect basis. We will serve as operator of the project and the first well was spud in late February 2007.

South Lake Verret

We and Centurion Exploration Company have entered into a Participation Agreement dated January 26, 2007 covering 811 gross and net acres in the South Lake Verret Prospect in St. Martin Parish, LA. Pursuant to the agreement, we paid a consideration of approximately $0.3 million to acquire sixty-six and two thirds percent (66.67%) interest in the prospect.

We will serve as operator and will bear eighty percent (80%) of the costs to drill the initial well. We anticipate that the initial test well will be commenced in June 2007.

Pogo Properties

As part of the Pogo Acquisition, we expect to acquire 28 properties by early June 2007, including:

Main Pass 61 Field. The Main Pass 61 field is located near the mouth of the Mississippi River in approximately 90 feet of water. The field produces from the Upper Miocene Disc. 12 sand which is a black oil reservoir that is being waterflooded to maximize recovery. The field is company operated with a 50% working interest and about a 40% net revenue interest. There are 15 producing wells and 5 major production platforms located throughout the field. Main Pass 61 was discovered in 2000. The field began producing in 2002 and has since produced 33.9 MMBoe. Average current production for the quarter ended March 31, 2007 for Main Pass 61 is 3,163 Boed net. Reserves for Main Pass 61 as of December 31, 2006 totaled 8.5 MMBoe net.

Main Pass 72 Field. The Main Pass 72 field is located in approximately 100 feet of water near the mouth of the Mississippi River and is in close proximity to Main Pass 61 Field. This field consists of OCS blocks Main Pass 72, 73, and 74. Since discovery in 1980, this field has produced 95.7 MMBoe. Main Pass 72 is company operated with a 50% working interest and a 41.67% net revenue interest. Production is from the Upper Miocene sands ranging in depths from 5,000 to 12,500 feet. Three producing platforms and one central facility are located throughout the field. Reserves as of December 31, 2006 totaled 3.0 MMBoe net and current average production for the quarter ended March 31, 2007 is 148 Boed net.

South Pass 49 Field. The South Pass 49 field is located near the mouth of the Mississippi River in approximately 300 feet of water. The field consists of OCS blocks South Pass 33, 48, and 49. South Pass 49 field is company operated with Energy XXI having a 33.3% working interest in the unit and a 10% working interest in the non unit. The Company’s net revenue interest in the unit is 27.8% and in the non unit is 8.4%. The unit consists of the D69 and D70 sands which are the primary producing horizons in the field. Non unit production comes from 12 additional sands ranging in depth from 7,200 to 9,000 feet. South Pass 49 field has produced 102 MMBoe. Production for South Pass 49 for the quarter ended March 31, 2007 is 555 Boed net and reserves as of December 31, 2006 totaled 1.2 MMBoe net.